Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 16 and Prudential Investment Portfolios 9

We consent to the use of our reports dated December 15, 2017, with respect to the statements of assets and liabilities of PGIM QMA Defensive Equity Fund (formerly, Prudential QMA Defensive Equity Fund), a series of Prudential Investment Portfolios 16, and PGIM QMA Large-Cap Core Equity Fund (formerly, Prudential QMA Large-Cap Core Equity Fund), a series of Prudential Investment Portfolios 9, including the schedules of investments, as of October 31, 2017, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years or periods in the three-year and five-year periods then ended, respectively, incorporated by reference herein and to the references to our firm under the headings “Miscellaneous — Independent Registered Public Accounting Firm” and “Exhibit A: Plan of Reorganization” in the prospectus/proxy statement.

/s/ KPMG LLP

New York, New York

July 18, 2018